SUB-ITEM 77.H

Changes in control of Registrant

VP Prime Fund-  Series 1

American Century Investment Management, Inc. had a transaction on
December 26, 2000 for $100,000.00.

This would give American Century Investment Management, Inc. control of 100% of voting securities.